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                                                                   EXHIBIT 10.7

                               PROCUREMENT AGREEMENT
                                      BETWEEN
                         CARLSON RESTAURANTS WORLDWIDE INC.
                                        AND
               CARLSON HOSPITALITY WORLDWIDE PROCUREMENT GROUP, INC.
                                  AUGUST 15, 1999


     This Agreement, effective August 15, 1999, is entered into between Carlson Restaurants Worldwide Inc., a Delaware corporation ("CRW") and Carlson Hospitality Worldwide Procurement Group, Inc., a Minnesota corporation ("Provisions.")

     WHEREAS, CRW is in the business of developing, owning and franchising restaurants throughout the world; and

     WHEREAS, Provisions is in the business of negotiating and contracting for the procurement of food and beverages, supplies, uniforms, furniture, fixtures and equipment for restaurants and other hospitality industry establishments; and

     WHEREAS, CRW and Provisions have done business with each other in the past and wish to continue doing business with each other;

     NOW, THEREFORE, the parties hereto agree as follows:


1. SCOPE OF ENGAGEMENT. CRW, for CRW owned and operated restaurants, and franchised restaurants that choose to be included in this Agreement, ("Sites"), agrees to hire Provisions to source for each Site substantially all food, beverages, supplies, packaging, selected pieces of the uniforms for staff and other operating supplies used in the day to day operation of the Site (sometimes hereinafter referred to as "Food Product"), as well as furniture, fixtures and equipment used by a Site in its operations, including non-food items used in daily operations, kitchen equipment and utensils, and decor used at the Site (sometimes hereinafter referred to as "FFE"). Collectively, Food Product and FFE may hereinafter be referred to as "Goods". Food Product does not currently include produce (including fruits and vegetables), milk, ice cream, half and half, alcoholic

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     beverages, eggs and certain breads, and any other exceptions set forth in
     Exhibit A attached hereto, which may be amended throughout the term by the parties. Other than as set forth below, during the term of this Agreement, neither CRW nor any individual Site will, outside of the scope of this Agreement, purchase Goods from a supplier under contract with Provisions. Provisions agrees to provide such sourcing of Goods for each Site.


2.   SOURCING OF GOODS.

     (a) Provisions will negotiate contracts with suppliers of Goods to secure Goods and shall use commercially reasonable efforts to obtain the lowest available pricing for such Goods that is reasonably available in the market. Suppliers may be international, national, regional or local and, with respect to sourcing Goods for Sites outside of the United States, Goods may be exported to the Site country or they may be sourced locally. Provisions will take all reasonable steps to assure that suppliers comply with all pertinent national and local laws and regulations pertaining to the procurement and sale of Food Products. Prior to finalizing any purchasing commitment on behalf of CRW, Provisions shall first obtain written consent from CRW as to the Supplier and all material terms of the purchasing commitment, which consent shall not be unreasonably withheld.


     (b) CRW agrees to cooperate with Provisions to approve secondary and alternative suppliers so that Provisions can use all reasonable efforts to negotiate the best quality product for the most competitive price.


     (c) Provided Provisions is in full compliance with the terms of this Agreement and the relevant distribution or suppler agreement, CRW shall indemnify and hold Provisions harmless for any Goods in a distributor's possession or held pursuant to a written commitment signed by a supplier and CRW that have been determined by CRW to be obsolete or outdated for any reason. Provisions will undertake all reasonable efforts to seek disposition alternatives and to limit the amount of obsolete Goods.

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     (d)  CRW may from time to time form a committee comprised of representatives from its franchisees and corporate owned restaurants (the Purchasing Committee"). The Purchasing Committee procedures shall be mutually established by CRW and Provisions, with input from the franchisee representatives. Provisions shall actively participate in the Purchasing Committee in accordance with the established procedures.


     (e) From time to time, executive chefs for various CRW restaurant brands may develop food items or concepts, for which the chef and Provisions jointly agree that a suitable Food Product may best be obtained from a source other than Provisions or its suppliers. In such situations, at the reasonable discretion of the executive chef, those specific Food Products may be obtained from sources other than Provisions or its suppliers.


     (f) From time to time, a CRW restaurant or an executive chef may have a special promotion or a special menu item that does not appear permanently or daily at the restaurant. In such instances that the promotion is being conducted in at least 25 restaurants and is to be offered for at least a three month period, Food Products used in such special promotions shall be obtained from Provisions, provided however if Provisions is unable to reasonably fill such an order, the Food Products may be procured by CRW elsewhere.


3.   QUALITY ASSURANCE.

     (a) Provisions will either itself, or through the services of a qualified third party, and at no additional direct cost to a Site or CRW: (a) inspect Goods to reasonably assure the Site and CRW that the Goods comply with written quality specifications developed for such Goods. Quality specifications shall be developed jointly by Provisions and CRW. The inspection and testing criteria shall include the following:

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          (i)   All protein  and other potentially hazardous food products
                (products that carry pathogens, raw, uncooked products containing potentially hazardous disease-causing agents such as a living micro-organism including but not limited to Salmonella, E coli, Staphylococcus aureus, Listeria, etc. Uncooked meats, chicken and seafood naturally containing some pathogens in small numbers) shall be tested once per month. Potentially hazardous imported items shall be inspected lot by lot upon entry to the country, prior to shipment to the distribution centers.

          (ii)  Proprietary items shall be tested once every 6 months

          (iii) Products with complaints shall be tested as needed


     (b) Products shall be tested for chemical, microbiological and physical analysis. Products shall be pulled from CRW approved distributors at the direction of Q.A. Provisions determines the sampling process to be used for specific distribution centers.


     (c) Provisions shall inspect all new food suppliers and other high volume food suppliers and distributors to insure compliance with CRW and Provisions quality assurance specifications, as well as all governmental health, sanitation and other safety standards. The following types of product vendors may, at Provisions discretion, not be inspected:

          (i)   Grocery items

          (ii)  National brands (Heinz, etc.)

          (iii) Beverage (Coke, liquor, etc.)


     (d) Provisions shall physically audit or review evidence of an accredited audit of the manufacturing plants for compliance to government regulations and Provisions requirements. Plants producing protein products shall be audited twice a year and other proprietary items shall be audited once per year.

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4.   DISTRIBUTION OF GOODS.

     (a) With respect to Food Products, CRW shall agree on the selection of a distribution company (the "Distributor") and shall mutually secure the services of the Distributor. Provisions and CRW shall enter into a distribution contract with the Distributor for the distribution of Food Products to Sites, upon reasonable terms and conditions. A process shall be adopted with the Distributor, whereby a Site shall place its order for Food Products directly with the Distributor, which shall make deliveries of Food Product to the Site on an agreed upon timetable. In the event that the Distributor is unable or unwilling to fill or deliver a reasonable order, Provisions, upon written notice from the Site, shall be responsible for sourcing alternative distribution services for delivering the Food Product in a reasonable time and manner to the Site. Distributor shall invoice CRW directly for Food Product delivered to CRW-owned Sites. CRW shall be responsible for paying to Distributor its own Food Product invoices. Franchisees of CRW shall have the option of purchasing Food Products through the Distributor. In such instances, the Franchisee shall be responsible for paying to the Distributor its own Food Product invoices.


     (b) Provisions shall administer and manage the agreement between CRW and the Distributor to ensure proper accounting from the suppliers of all rebates, incentives and other consideration based on Food Product delivered through the Distributor.


     (c) With respect to FFE, franchisees of CRW shall have the option of utilizing the purchasing services of Provisions. In such instances, a franchisee or, in the case of CRW-owned Sites, CRW, will complete a "check list" provided by CRW. The checklist will indicate which FFE is being ordered for the Site. Based on the completed checklist, Provisions, on behalf of CRW, will submit purchase orders to FFE suppliers with whom Provisions has negotiated price agreements. The supplier will deliver FFE directly to the Site and will invoice CRW for the FFE.

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5.   PAYMENTS.

     (a). FOOD PRODUCTS.

          (i) PAYMENTS TO DISTRIBUTOR. Each franchisee owned Site and CRW on behalf of CRW owned Sites shall be solely responsible for paying Distributor the amounts set forth in the Distributor's invoice.

          (ii)  Payments to Provisions.   Neither CRW, Franchisee, nor any site
                shall be responsible for making any payments to Provisions for services rendered of Food and Supply Products. However, Provisions shall be entitled to certain remuneration paid directly by the suppliers of Food and Supply Products such as volume incentives, growth fees, brokerage commissions, purchasing fees, sales incentives, consolidation fees, administration fees, export and related international services, distribution or any other compensation paid by a supplier to Provisions for such related services. These agreements will be made between Provisions and the supplier and maintained completely separate from any supply agreements made on behalf of CRW and its franchisees by Provisions. Any compensation earned will be the sole property of Provisions. CRW and its franchisees will not be entitled to any or part of fees Provisions earns. The amount of any fee established with each supplier will be determined by Provisions and Supplier based on a mutually agreed upon criteria. These fees may vary from supplier to supplier dependent on the function performed.

          (iii) PAYMENT TO A FRANCHISE SITE OR TO CRW.

                (a) From time to time Provisions may negotiate a rebate to
                    Sites that order Food Product from that supplier.
                    Suppliers pay the rebate upon proof of sale of food product from distributor to Site. Those rebates may be provided by the Supplier to Provisions for further distribution or Provisions may be required to invoice the Supplier for the rebate based on the volume of Food

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                    Product ordered by the Site according to invoice.  In all
                    cases where supplier rebates are not distributed directly to a Site, Provisions will collect and redistribute such rebates to the franchise Site, or to CRW for all CRW-owned Sites, according to the rebate formula determined by the Supplier and Provisions


                (b) From time to time Distributor may provide a rebate or a
                    "Freight Incentive" to Sites based on a formula determined by Distributor. These rebates are "distributed" directly to the franchise Site or to CRW by the Distributor issuing a credit that appears on the Distributor's invoice to the Site for Food Products. Such rebates are the sole property of the entity to which the invoice containing the rebate is addressed. In the event Distributor does not have the ability to distribute the rebate directly to CRW and franchisees, Provisions will redistribute any such rebates actually received according to actual volume purchased by Site.


     (b)  FFE.

          (i) INVOICE PAYMENT AND CONSOLIDATION. Provisions shall review all FFE invoices for accuracy prior to processing them through CRW for payment. Upon approval of an invoice, Provisions shall forward the invoice to CRW for payment. CRW shall be responsible for payment of all invoices for CRW owned sites and shall advance payment to Provisions the FFE Vendors on behalf of Franchisee Sites ("Advance Payment").

          (ii) FEE. CRW shall invoice the Franchisee Site for the price of FFE plus a fee equal to eight (8%) percent of the total FFE invoice (exclusive of shipping and taxes) for the Site (the "Equipment Purchasing Fee").

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                At the time CRW issues an invoice to a Franchisee Site, CRW shall pay to Provisions a sum equal to the Equipment Purchasing Fee.

          (iii) OFFSET. CRW shall have the right to offset from any monies due to Provisions an amount equal to or less than any Advance Payment or Equipment Purchasing Fee which remains uncollected by CRW from a Franchisee for more than 30 days following invoice date as a result of: (A) the FFE is claimed by the Franchisee Site to be defective (or as having other quality related issues) or being out of specification for the Franchisee Site, and/or;
                (B) the FFE was ordered for a Franchisee that CRW had previously put on a C.O.D. basis and Provision had been notified of that status.

          (iv) At the start of each fiscal year of this Agreement, commencing fiscal 2000, CRW shall notify Provisions of the number of CRW Sites to be developed for the upcoming fiscal year. CRW shall commit to pay to Provisions an annual lump sum of $408,152.00 (for 2000, equal to $12,368.00 per Site) ("CRW Purchasing Fee"). The CRW Purchasing Fee shall be payable in 12 equal monthly installments of $34,012.66, commencing with January 30 of each year and shall be payable regardless of the number of actual openings. The CRW Purchasing Fee shall be adjusted each year in an amount not to exceed the change in the Consumer Price Index. No such adjustment shall reduce the per-Site CRW Purchasing Fee below the per-Site fee for the prior year unless there is a substantial reduction in services. As additional consideration, CRW shall perform the accounting and invoice consolidation procedures and make the Advance Payments for the Franchisee Sites as set forth above.


6. CONFLICT RESOLUTION. CRW, on behalf of itself and its franchisees, and Provisions shall each appoint two (2) individuals who shall meet as needed or on any basis they deem beneficial to address and suggest solutions pertaining to issues arising under this Agreement. If a dispute becomes irreconcilable, the disputed issue shall be referred for

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     resolution to the highest ranking officer of Provisions and the Chairman of
     CRW. If following a meeting between those officers the issue cannot be resolved, either party may compel non-binding mediation with the other, to be presided over by the president of Carlson Hospitality Group, Inc. at a time and place mutually convenient to the parties. The procedures for each such mediation shall be mutually established by the parties.


7. TERM AND TERMINATION. The term of this Agreement shall be five (5) years from the effective date of the Agreement. The Agreement shall automatically renew for consecutive three (3) year terms, unless notice of election to not renew is given in writing by either party at least ninety
     (90) days prior to the end of the term. If such notice is given, it shall specify a reason for the election to not renew and the other party shall have thirty (30) days from the receipt of such notice to rectify the reason for the election to not renew, as determined by the terminating party's reasonable opinion. Notwithstanding the foregoing, this Agreement may be terminated without liability to the terminating party if Carlson Companies Inc. directly or indirectly ceases to own, directly or indirectly, 50% or more of the voting control of CRW.


     Either party may terminate this Agreement upon ten (10) business days written notice if the other party fails to substantially and materially perform this Agreement.


8. HOLD HARMLESS AND INDEMNIFICATION. Provisions will defend, indemnify and hold harmless CRW, its parent and controlled affiliates and all officers, directors and employees thereof from and against any and all costs, damages, expenses, and claims arising out of or as a result of any alleged negligent or willful failure or malfeasance in the performance of its services hereunder, including, but not limited to all reasonable costs including attorneys' fees incurred as a result of suits against CRW arising therefrom.


     CRW will defend, indemnify and hold harmless Provisions and its officers, directors and employees from and against any and all costs, damages, expenses, and claims

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     arising out of or as a result of any alleged negligent or willful failure or malfeasance in the performance of its obligation hereunder, including but not limited to all reasonable costs, including attorneys' fees incurred as a result of suits against Provisions arising therefrom.


     The parties' obligations to defend, indemnify, and hold harmless shall survive the termination of this Agreement.


9. CONFIDENTIALITY. All information provided to one party to the other under this Agreement shall be deemed confidential information ("Confidential Information"). Each party agrees that it shall use reasonable care to maintain such Confidential Information in confidence and shall not discuss or divulge it to any persons outside of that party without the prior written consent of the other party. "Reasonable care" shall mean the same degree of care exercised by a party with respect to its own information, which is of the same nature as the Confidential Information. Upon termination of this Agreement, each party shall immediately return all Confidential Information to the other party or shall, upon request of the party, destroy such Confidential Information and deliver an affidavit, executed by an officer of that party confirming such destruction. Each party agrees to keep the terms, conditions and subject matter of this Agreement confidential and not disclose them to, or discuss them with, any person other than its employees on a need-to-know basis or the other party. This provision shall survive termination or expiration of this Agreement.


10. ENTIRE AGREEMENT/AMENDMENTS. This written Agreement and any amendments made in accordance herewith, constitute the entire agreement of the parties. All prior agreements or representations between the parties are superseded and replaced, are of no continuing force or effect and are not relied upon by either party. This Agreement may not be amended except by a written instrument signed by the parties hereto.


11. ASSIGNMENT. This Agreement may not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld.

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12.  SEVERABILITY.  Any provision of this Agreement which is declared void or unenforceable by any competent authority or court shall to the extent of such invalidity or unenforceability be deemed severable and the other provisions of this Agreement shall continue unaffected.


13. APPLICABLE LAW AND JURISDICTION. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Texas (without regard to the laws of conflict of any jurisdiction) as to all matters, including, without limitation, matters of validity, interpretation, construction, effect, performance and remedies. Jurisdiction and venue shall be exclusively vested in the State or Federal courts in Dallas, Texas.


14. COUNTERPARTS. This Agreement may be executed in two (2) counterpart copies and all such counterparts when taken together shall constitute one and the same instrument.


15. NO THIRD PARTY BENEFICIARIES. Nothing expressed or implied in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable rights hereunder.









CARLSON RESTAURANTS WORLDWIDE, INC.



By:
   -----------------------------------------

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Its:
    ----------------------------------------



CARLSON HOSPITALITY WORLDWIDE PROCUREMENT GROUP, INC.



By:
   -----------------------------------------

Its:
    ----------------------------------------

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                                     EXHIBIT A


                  (INTENTIONALLY LEFT BLANK AT TIME OF EXECUTION)